EXHIBIT 32.1

Written Statement of the Chief Executive Officer Pursuant to 18 U.S.C. ss.1350

Solely for the purposes of complying with 18 U.S.C. Section 1350, I, the undersigned co-Chief Executive Officer and General Counsel of Trailer Bridge, Inc. (the “Company”) and I, the undersigned co-Chief Executive Officer and Chief Financial Officer of Trailer Bridge, Inc. (the “Company”), hereby certify, that the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2011 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ William G. Gotimer, Jr.
William G. Gotimer, Jr.
November 21, 2011

/s/ Mark A. Tanner
Mark A. Tanner
November 21, 2011